Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Select Fixed Income Trust:

We consent to the use of our reports, dated August 27, 2009 and December 28, 2009, with respect to the financial statements of the Evergreen Adjustable Rate Fund and Evergreen International Bond Fund, respectively, each a series of the Evergreen Select Fixed Income Trust, as of June 30, 2009 and October 31, 2009, respectively, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 17, 2010